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                               EXHIBIT 12.01
                      SAN DIEGO GAS & ELECTRIC COMPANY
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS
                          (Dollars in millions)
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                               1997      1998      1999      2000      2001
                             --------  --------  --------  --------  --------
Fixed Charges and Preferred
Stock Dividends:

  Interest                     $ 88      $118      $131      $119      $ 96

  Interest portion of
    annual rentals               10         7         5         3         3
                             --------  --------  --------  --------  --------
   Total Fixed
     Charges                     98       125       136       122        99

Preferred Stock Dividends(1)     13        11        10        13        11
                             --------  --------  --------  --------  --------
 Combined Fixed Charges
   and Preferred Stock
   Dividends For
   Purpose of Ratio            $111      $136      $146      $135      $110
                             ========  ========  ========  ========  ========
Earnings:

Pretax income from
 continuing operations         $457      $332      $325      $295      $324

Add fixed charges
  (from above)                   98       125       136       122        99
Less interest capitalized        (2)       (1)       (1)       (3)       (1)
                             --------  --------  --------  --------  --------
 Total Earnings for
  Purpose of Ratio             $553      $456      $460      $414      $422
                             ========  ========  ========  ========  ========
Ratio of Earnings
 to Combined Fixed
 Charges and Preferred
 Stock Dividends               4.98      3.35      3.15      3.07      3.84
                             ========  ========  ========  ========  ========


(1)  In computing this ratio, "Preferred dividends" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

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